UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2010

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On August 2, 2010, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and six months ended June 30, 2010.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (d)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued August 2, 2010

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued August 2, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: August 2, 2010	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS SEQUENTIAL
INCREASES OF 19 PERCENT REVENUE AND 218 PERCENT
EARNINGS FOR THE SECOND QUARTER 2010

Strong front-end metrology and inspection orders drove book-to-bill well in excess of industry average

FLANDERS, NEW JERSEY (August 2, 2010) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the second quarter of 2010.

Second Quarter 2010 Highlights:

  Revenue of $48.3 million increased 19 percent quarter-over-quarter exceeding guidance.
  GAAP earnings per share was $0.21 as compared to $0.07 in the first quarter 2010.
  Non-GAAP earnings per share was $0.29, exceeding guidance.
  Gross margin increased to 52 percent.
  Cash and marketable securities increased $4.7 million to $71.8 million.
  Strong front-end metrology and inspection orders drove book-to-bill well in excess of industry average.

"We have strategically positioned Rudolph to capitalize on non-synchronized investment cycles in the front-end and back-end of the semiconductor equipment market," noted Paul F. McLaughlin, Chairman and Chief Executive Officer. "Our strong results for the second quarter are a solid reflection of this strategy, which was established in part to mute technology node-driven cycles while expanding Rudolph Technologies' total addressable market in semicap equipment and services. This approach has the added benefit of allowing us to participate disproportionately to the upside when both parts of the market are in a growth phase, as they are now."

Mr. McLaughlin added, "Our growth is expected to enable us to continue to outperform industry averages and we now forecast revenues to be up 6 percent to 10 percent in the third quarter."

Second Quarter 2010 Financial Results
Second quarter revenue totaled $48.3 million, a 19 percent increase compared with $40.6 million for the first quarter of 2010 and a 215 percent increase year-over-year. During the second quarter, international sales represented approximately 82 percent of revenue, while domestic sales accounted for 18 percent. In the 2010 first quarter, international sales represented approximately 80 percent of revenue and domestic sales accounted for 20 percent. Revenue from front-end semiconductor customers accounted for approximately 60 percent of revenue and back-end customers accounted for the remaining 40 percent.

During the second quarter, Rudolph Technologies continued the restructuring of its New Jersey manufacturing operations which will be consolidated into the Company's manufacturing operations in Minnesota. The Company incurred $340 thousand in charges in the quarter related to the consolidation. In addition, the Company incurred $738 thousand in the quarter for legal services related to ongoing patent litigation.

Second quarter gross margin was 52 percent, compared to 50 percent in the 2010 first quarter. The quarter- over-quarter increase in gross margin was due to higher product margins and lower reserves due to better inventory utilization.

Research and development (R&D) expenses for the second quarter totaled $8.5 million, compared with $7.8 million in the first quarter of 2010. The quarter-over-quarter increase in R&D was primarily due to increased compensation, benefit and project costs.

Selling, general and administrative (S,G&A) expenses for the second quarter totaled $10.0 million, compared with $9.0 million in the 2010 first quarter. The quarter-over-quarter increase in S,G&A was primarily due to increased sales commissions, incentive compensation accruals and benefit costs.

Other income for the second quarter totaled $1.0 million, compared with $289 thousand of other expense in the first quarter of 2010. The quarter-over-quarter change was due to foreign currency gains recorded in the second quarter compared to foreign currency losses in the 2010 first quarter.

GAAP net income for the second quarter of 2010 was $6.5 million, or $ 0.21 per share, compared with net income of $2.0 million or $0.07 per share, for the first quarter of 2010. Excluding the after-tax impact of $2.5 million in non-GAAP adjustments, which included restructuring, litigation, and stock-based compensation charges, the second quarter non-GAAP net income was $9.2 million, or $0.29 per share. The first quarter 2010 non-GAAP net income totaled $3.3 million, or $0.11 per share.

Balance Sheet Strength
Cash and marketable securities increased $4.7 million to $71.8 million in the 2010 second quarter. Accounts receivable ended the quarter at $42.0 million, an increase of $1.2 million from the first quarter, due to higher sales volume. Inventory increased $3.6 million to $51.5 million in the second quarter due to an increase in projected shipments. Working capital ended the quarter at $139.4 million, up $8.7 million from the 2010 first quarter.

Conference Call
Rudolph Technologies will discuss its 2010 second quarter results on a conference call it is hosting today at 4:45 PM EDT. A live audio webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of under-utilized manufacturing facilities costs, litigation fees, acquisition related expenses, share based compensation, and restructuring costs. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company's operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of defect inspection, process control metrology, and data analysis systems used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. Rudolph offers yield management solutions used in wafer processing and final manufacturing through a family of systems for macro-defect inspection (detection and classification), as well as transparent and opaque thin film measurements.

The Company has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary inspection and metrology solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's web site at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") which include Rudolph's business momentum and future growth; the benefit to customers of Rudolph's products and customer service; Rudolph's ability to both deliver products and services consistent with our customers' demands and expectations and strengthen its market position; Rudolph's expectations regarding its operating expenses; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the "safe harbor" provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Such factors include, but are not limited to, the Company's ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities; and the ability to target high-margin markets. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph's Form 10-K report for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph's current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	June 30,	December 31,
	2010	2009
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$ 71,831	$ 60,919
Accounts receivable, net	42,037	35,312
Inventories	51,463	45,534
Prepaid and other assets	3,725	4,626
Total current assets	169,056	146,391
Net property, plant and equipment	11,551	12,841
Intangibles	13,277	14,103
Other assets	4,745	4,868
Total assets	$ 198,629	$ 178,203

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 17,155	$ 9,793
Other current liabilities	12,464	9,817
Total current liabilities	29,619	19,610
Non-current liabilities	6,915	7,462
Total liabilities	36,534	27,072
Stockholders' equity	162,095	151,131
Total liabilities and stockholders' equity	$ 198,629	$ 178,203

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Revenues	$ 48,349	$ 15,341	$ 88,971	$ 26,402
Cost of revenues	23,159	9,935	43,494	18,712
Gross profit	25,190	5,406	45,477	7,690
Operating expenses:
Research and development	8,480	6,022	16,327	12,765
Selling, general and administrative	10,009	6,894	19,015	14,150
Amortization	413	286	826	575
Total operating expenses	18,902	13,202	36,168	27,490
Operating income (loss)	6,288	(7,796)	9,309	(19,800)
Interest income	44	48	80	172
Other income (expense)	1,040	(921)	751	1
Income (loss) before income taxes	7,372	(8,669)	10,140	(19,627)
Provision (benefit) for income taxes	859	(44)	1,582	(948)
Net income (loss)	$ 6,513	$ (8,625)	$ 8,558	$ (18,679)

Net income (loss) per share:

Basic	$ 0.21	$ (0.28)	$ 0.27	$ (0.61)
Diluted	$ 0.21	$ (0.28)	$ 0.27	$ (0.61)

Weighted average shares outstanding:

Basic	31,216	30,957	31,176	30,814
Diluted	31,437	30,957	31,405	30,814

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

GAAP operating income (loss)	$ 6,288	$ (7,796)	$ 9,309	$ (19,800)
Non-GAAP adjustments:
Idle facility costs	-	1,057	-	2,293
Litigation costs	738	248	1,428	947
Asset write-downs	-	-	-	454
Acquisition related expenses	-	213	-	319
Restructuring expenses (1)	340	-	700	135
Share-based compensation	1,393	867	2,693	1,611
Total non-GAAP adjustments	2,471	2,385	4,821	5,759
Non-GAAP operating income (loss)	$ 8,759	$ (5,411)	$ 14,130	$ (14,041)

GAAP net income (loss)	$ 6,513	$ (8,625)	$ 8,558	$ (18,679)
Total non-GAAP adjustments	2,471	2,385	4,821	5,759
Income tax effect of non-GAAP adjustments (2)	181	-	(887)	-
Other tax adjustments (3)	-	627	-	627
Non-GAAP net income (loss)	$ 9,165	$ (5,613)	$ 12,492	$ (12,293)

Net income (loss) per share:
Basic	$ 0.29	$ (0.18)	$ 0.40	$ (0.40)
Diluted	$ 0.29	$ (0.18)	$ 0.40	$ (0.40)

1) During the three and six months ended June 30, 2010, the Company recorded restructuring expenses of $0.3 million and $0.7 million for the consolidation of our New Jersey manufacturing operations into our Minnesota location. During the six months ended June 30, 2009, the Company recorded restructuring expenses of $0.1 million for severance charges.
2) For the six month period ended June 30 2010, the non-GAAP adjustments were taxed at a marginal tax rate of 18.4%. For the six months ended June 30, 2009, the tax effect on non-GAAP adjustments was offset in full by valuation allowances.
3) Represents tax return true-up adjustments of $0.6 million recorded during the three months ended June 30, 2009.

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